Exhibit 3.1


                                                          FEDERAL IDENTIFICATION
                                                          NO:    04-2751645
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                       The Commonwealth of Massachusetts

                             William Francis Galvin
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512

                        CERTIFICAE OF VOTE OF DIRECTORS
                    ESTABLISHING A CLASS OR SERIES OF STOCK
                   (Gerneral Laws, Chapter 156B, Section 26)


We,     John L. Youngblood                                           , President
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and               David L. Renauld                                       , Clerk
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of                    Telaxis Communications Corporation
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                          (Exact name of corporation)

located at:         20 Industrial Drive East, South Deerfield, MA 01373
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                      (Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation held on May 16, 2001, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

        SEE CONTINUATION SHEET 2A

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                              CONTINUATION SHEET 2A
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                       TELAXIS COMMUNICATIONS CORPORATION

     RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Articles of Organization of the Corporation, as amended, the Board of Directors hereby designates and establishes 1,000,000 shares of its authorized but unissued Preferred Stock as its Class One Participating Cumulative Preferred Stock, $.01 par value (the "Class One Preferred Stock"); that such Class One Preferred Stock shall have the terms set forth in their entirety in Exhibit A to the Rights Agreement presented to this meeting, and such terms be, and they hereby are, approved; and that the President or any Vice President and the Clerk or any Assistant Clerk of the Corporation be, and they hereby are, authorized to execute a Certificate of Vote of Directors Establishing a Series of a Class of Stock (the "Certificate of Vote of Directors") setting forth such terms in the name of the Corporation, and to file the Certificate of Vote of Directors with the Secretary of State of The Commonwealth of Massachusetts and such other governmental authorities as may be required by law.

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                                            Exhibit A to the Rights Agreement

                                                                      EXHIBIT A


                               TERMS OF CLASS ONE
                    PARTICIPATING CUMULATIVE PREFERRED STOCK
                                       OF
                       TELAXIS COMMUNICATIONS CORPORATION

     SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Class One Participating Cumulative Preferred Stock" (the "Class One Preferred Stock"), par value $.01 per share. The number of shares initially constituting the Class One Preferred Stock shall be 1,000,000; provided, however, that, if more than a total of 1,000,000 shares of Class One Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 18, 2001, between the Corporation and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 26 of Chapter 156B of the Massachusetts General Laws, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of said Section 26 thereof, providing for the total number of shares of Class One Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Organization then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

     SECTION 2. Dividends or Distributions.

     (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Class One Preferred Stock with respect to dividends, the holders of shares of the Class One Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Class One Preferred Stock, in the amount of $1.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Class One Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class One Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Class One Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 1000; provided, however, that if at any time after May 18, 2001, the Corporation shall
(i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock,
(ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger

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number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after May 18, 2001, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Class One Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

     (b) The Corporation shall declare a dividend or distribution on the Class One Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock(other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Class One Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Class One Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Class One Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Class One Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Class One Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Class One Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Class One Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Class One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     (d) So long as any shares of the Class One Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Class One Preferred Stock shall have been declared.

     (e) The holders of the shares of Class One Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

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     SECTION 3. Voting Rights. The holders of shares of Class One Preferred
Stock shall have the following voting rights:

     (a) Each holder of Class One Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Class One Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

     (b) Except as otherwise provided herein or by applicable law, the holders of shares of Class One Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

     (c) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Class One Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Class One Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Class One Preferred Stock being entitled to cast a number of votes per share of Class One Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Class One Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Class One Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this
Section 3(c) shall be in addition to any other voting rights granted to the holders of the Class One Preferred Stock in this Section 3.

     (d) Except as provided herein, in Section 11 or by applicable law, holders of Class One Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

     SECTION 4. Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Class One Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and



                                      A-3

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unpaid dividends and distributions, whether or not declared, on shares of Class
One Preferred Stock outstanding shall have been paid in full, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class One Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class One Preferred Stock, except dividends paid ratably on the Class One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class One Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Class One Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Class One Preferred Stock, or any shares of stock ranking on a parity with the Class One Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class One Preferred Stock unless, prior thereto, the holders of shares of Class One Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $10.00 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class One Preferred Stock, except distributions made ratably on the Class One Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.


                                      A-4

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     SECTION 6. Consolidation, Merger, etc.. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Class One Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this
Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

     SECTION 7. No Redemption; No Sinking Fund.

     (a) The shares of Class One Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Class One Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Class One Preferred Stock in the open market or by offer to any holder or holders of shares of Class One Preferred Stock.

     (b) The shares of Class One Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

     SECTION 8. Ranking. The Class One Preferred Stock shall rank junior to all other classes and series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such other class or series and the qualifications, limitations and restrictions thereof.

     SECTION 9. Fractional Shares. The Class One Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Class One Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Class One Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1000th) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Class One Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Class One Preferred Stock.

     SECTION 10. Reacquired Shares. Any shares of Class One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article IV of the Restated Articles of Organization, as amended.

     SECTION 11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Class One Preferred Stock as provided herein or in the

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Articles of Organization shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Class One Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Class One Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of Class One Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Class One Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.


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SIGNED UNDER THE PENALTIES OF PERJURY, this    17th    day of     May    , 2001,
                                            ----------        ----------

              /s/ John L. Youngblood                                 , President
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and               /s/ David L. Renauld                                   , Clerk
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                        THE COMMONWEALTH OF MASSACHUSETTS

                        CERTIFICATE OF VOTE OF DIRECTORS
                    ESTABLISHING A SERIES OF A CLASS OF STOCK
                    (General Laws, Chapter 156B, Section 26)

               ==================================================

I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $_________________ having been paid, said Certificate is deemed to have been filed with me this __________ day of_____________________, 20_____.


         Effective date: ______________________________________________


                             WILLIAM FRANCIS GALVIN
                         Secretary of the Commonwealth


                         TO BE FILLED IN BY CORPORATION
                      Photocopy of document to be sent to:


                David L. Renauld
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                Telaxis Communications Corporation
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                20 Industrial Drive East, S. Deerfield, MA 01373
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                Telephone:         (413) 665-8551
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